Exhibit 10.15
PAGAYA TECHNOLOGIES LTD.
2022 SHARE INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
According to the Capital Gains Tax Route of Section 102

This Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), dated as of [ ] (the “Date of Grant”), is made by and between Pagaya Technologies Ltd., an Israeli corporation (the “Company”), and [ ] (the “Participant”). Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pagaya Technologies Ltd. 2022 Share Incentive Plan (as may be amended from time to time), including its Sub-Plan for Israeli Participants (together, the “Plan”).
1.Grant of Restricted Stock Units. The Company hereby grants to the Participant (or the trustee for the benefit of the Participant) the number of restricted stock units (the “RSUs”) set forth below, subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

Vesting Commencement Date: Number of RSUs: Type of Grant (for Israeli tax purposes): 102 Capital Gains Route (with a Trustee) Cliff:

2.Vesting.
(a)The RSUs will be deposited with a trustee approved by the Israeli Tax Authority for this purpose (the “Trustee”), who will hold it in trust on behalf of the Participant, all as set forth in Section 4(c) below (all references to a grant of RSUs or issuance of Shares to the Participant, shall mean an issuance to the Trustee for the benefit of the Participant)
(b)The RSUs shall become vested as follows: [ ] (each a “Vesting Date”); provided that the Participant remains in continuous employment with the Company or its Affiliates through, and has not given or received a notice of termination of such employment as of, the applicable Vesting Date. Notwithstanding the foregoing, the vesting of the RSUs shall cease for any period during which the Participant is on an unpaid leave of absence from the Company and will commence when such Participant returns from such leave of absence to active service, with each remaining Vesting Date being pushed back by the duration of such leave of absence.
(c)Except as set forth in Section 2(c) below, if the Participant’s employment is terminated for any reason, (i) this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested as of the date of termination shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.
(d)If the Participant’s employment is terminated due to the Participant’s death, and provided that the Participant’s estate, executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within sixty (60) days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law): (i) the portion of the RSUs that are scheduled to vest in the twelve (12) month period following the Participant’s death shall immediately vest and shall be settled as soon as practicable after the date of such termination of employment in accordance with Section 3 below, but in no event later than March 15 of the year following the year in which such date of termination occurs, (ii) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the portion of the RSUs, if any, that have not vested as of the date of termination in accordance with this Section 2(c) shall immediately terminate, (iii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iv) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.
3.Section 102 of the Israeli Income Tax Ordinance and its Rule
(a)This RSU Award Agreement is subject to the provisions of Section 102 of the Income Tax Ordinance [New version], 1961 (the “Ordinance” and “Section 102”, respectively), as well as the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (the “102 Rules”), promulgated thereunder.
(b)Accordingly, the Company elected the Capital Gains Route in Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) for the purpose of the taxation of Participant's income from the RSU. In general, taxable income that should be attributed to the Participant as a result of the grant of the RSU will be tax-free on the date of grant, but will be taxed on the sale of Shares issued upon exercise of the RSU or any portion of it (i.e. the Shares) or transfer of the Shares from the Trustee (a “Transfer”). In accordance with the Capital Gains Route, if the RSU or the Shares are held in trust by the Trustee for the applicable period of time (see Section (c) below), currently two years from the date of grant of the RSU (subject to its timely deposited with a Trustee) (the “Minimum Trust Period”), gains derived from the sale of Shares shall be classified as capital gains and taxed at a rate of only 25%, (except for the benefit up until the 30-day average of the closing prices of the Company’s Share on the stock exchange, if applicable, on the date preceding the Date of Grant, that will be taxed as work income).
(c)At the time of sale of the Shares or a Transfer, the Participant shall be subject to tax, which will be calculated, in general, according to the difference between (a) the market price (or the actual sale price) of the Shares at such time, and (b) the consideration paid upon vesting, if at all. Such tax shall be withheld at source by the Company (or another employing company of the Participant in Israel, as applicable), in accordance with the provisions of the 102 Rules, and the transfer of Shares to the Participant is conditioned upon the payment of such tax.1
(d)The Participant shall not be entitled to sell the Shares or to execute a Transfer, prior to the lapse of the Minimum Trust Period. Furthermore, any and all rights issued in respect of the Shares, including bonus shares but excluding cash dividends (“Rights”), shall be deposited with the Trustee and held thereby until the lapse of the Minimum Trust Period, and such Rights shall be subject to the Capital Gains Route. Notwithstanding the aforesaid, the Participant may sell the Shares or Rights or execute a Transfer prior to the lapse of the Minimum Trust Period, provided, however, that tax is withheld at source by the Company (or another employing company of the Participant in Israel, as applicable) in accordance with the 102 Rules. In such case, the Participant's gains shall be classified as ordinary income and he or she shall be subject to tax on such income at marginal tax rates (including “High Income Tax”/Surtax, if applicable) plus social security and national health insurance payment.
4.Trust.
To secure performance of tax law requirements, the RSU awarded to the Participant according to this Agreement will be held in trust by the Trustee (that was approved for this purpose by the Israeli Tax Authority), who shall release it to the Participant only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a Trust Deed was signed between the Israeli subsidiary of the Company and the Trustee, a copy of which is attached hereto as Exhibit B. The conditions of the Trust Deed apply to the RSUs awarded to the Participant; thus, the Participant is required to carefully read the provisions of the said Trust Deed.

The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken, executed in good faith in relation to the Plan, or any RSU or Share granted to him/her thereunder.

5.Settlement. Each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Company, one (1) Share (as applicable, the “Settlement”). The Settlement shall occur as soon as practicable after the applicable Vesting Date, but in no event later than March 15 of the year following the year in which such Vesting Date occurs.
6.Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until Shares are issued in respect thereof following the applicable Vesting Date.
7.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference,
1 The above tax description is a general summary only and does not refer to expenses involved with the vesting and settlement of RSUs and sale of Shares or changes in the Israeli Consumer Price Index or the currency exchange ratio, which may impact the final tax calculation.

and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this RSU Award Agreement and the RSUs shall be final and conclusive.
8.Restrictive Covenants.
(a)Acknowledgement. The Participant hereby acknowledges that (i) he or she is subject to all of the terms and conditions of the restrictive covenants set forth in this Section 6 as well as any restrictive covenants agreed to by the Participant in his or her employment agreement with the Company (the “Restrictive Covenants”), (ii) the Restrictive Covenants survive the termination of the Participant’s employment with the Company or its Affiliates and the termination of the RSU in accordance with the terms thereof and (iii) the Company would not have made the grant of RSUs to the Participant in the absence of his or her agreement to be subject to the Restrictive Covenants.
(b)Nondisclosure of Confidential Information. During the course of the Participant’s employment with the Company, the Participant will have access to certain Confidential Information. During his or her employment by the Company and thereafter, the Participant agrees to hold in confidence and not access, disclose or use for his or her own benefit, other than such benefit as the Participant may derive as a member of the Company, the Company’s Confidential Information. For purposes of this RSU Award Agreement, “Confidential Information” means data and information (i) relating to the business of the Company, regardless of whether the data or information constitutes a trade secret under applicable law, (ii) disclosed to the Participant or of which the Participant became aware as a consequence of the Participant’s employment with the Company, (iii) having value to the Company, (iv) not generally known to competitors of the Company, and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Participant without authorization from the Company, (2) which has been independently developed and disclosed by others, or (3) which has otherwise entered the public domain through lawful means. In the event that the Participant becomes legally compelled to disclose any Confidential Information, the Participant shall provide the Company with written notice of such requirement within twenty-four (24) hours of learning of such obligation (and in any event, prior to any disclosure) to allow the Company to seek a protective order or other remedy. The Participant agrees to cooperate with the Company (at the Company’s expense) in seeking such protection for Confidential Information. The Participant further agrees that any disclosure of Confidential Information pursuant to legal compulsion shall be only to the minimum extent necessary to comply with the Participant’s legal obligation.

(c)Proprietary Rights. The Participant assigns to the Company or its designee all of the Participant’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Participant, either alone or in conjunction with others, during the Participant’s employment with the Company and related to the Company’s Business. Whenever requested to do so by the Company and at the Company’s expense, the Participant shall execute any and all applications, assignments or other instruments that the Company, in good faith, shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the termination of the Participant’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant during the Participant’s employment with the Company.
(d)Return of Company Property. Upon termination of the Participant’s employment for any reason or earlier, upon the Company’s request, the Participant shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to the Participant by the Company. For purposes of this RSU Award Agreement, “Property” means all Confidential Information, records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by the Participant during the Participant’s employment with the Company (and any duplicates of any such property), which relate to the Company or its Affiliates, or the Company’s Business.
(e)Remedies. The Participant acknowledges and agrees that the restrictions contained in this Section 6 are reasonable, necessary, and impose no greater restraint on the Participant than is necessary to protect what the Participant acknowledges to be the Company’s legitimate business interests. The Participant agrees that, in the event of a breach of Section 6 of this RSU Award Agreement, damages will not be an adequate remedy and the Company will be entitled, inter alia, to injunctive relief to restrain any such breach, threatened or actual. The Participant expressly waives any obligation by the Company to post a bond or other security as a condition to obtaining such injunctive relief. Notwithstanding anything in this RSU Award Agreement or the Plan to the contrary, and subject to the Company’s ability to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, if the Board determines in good faith that the Participant has committed a breach of the Restrictive Covenants, then the Board may immediately cause the RSUs to cease to vest.

(f)Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this RSU Award Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Participant has with the Company will prohibit or restrict the Participant from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
9.Recoupment. The RSUs may be subject to forfeiture/recoupment in the event of, as applicable to Participant, (i) the material breach of any non-competition, non-solicitation, non-interference or confidential information restrictive covenant between Participant and the Company, including the covenants set forth in Section 6 of this RSU Award Agreement or (ii) the Participant's termination of employment for Cause. The RSUs shall be subject to any Company policy regarding the recoupment of incentive compensation, as in effect from time to time.
10.No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.
11.Tax Withholding. The Company and/or the Trustee shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the Settlement of any RSUs; provided, that, notwithstanding the foregoing, and unless otherwise determined by the Administrator, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.
[Section 12 only applies to Israeli Participants with US Citizenship]

12.Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code, to the extent subject thereto and applicable, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the sixty (60) day period (or such shorter period as may be specified by the Company in accordance with applicable law) referenced in Section 2(c) hereof begins in one taxable year and ends in a second taxable year, the Settlement shall occur in the second taxable year. The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
13.Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that mandatory provisions of the laws of the State of Israel apply, such as tax laws and labor laws.
14.RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
15.No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.
16.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
17.Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
18.Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
19.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
20.Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
21.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
22.Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or its Affiliates otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares or the amount of cash due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or its Affiliates under any other agreement or arrangement between the Participant and the Company or its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code, if applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

PAGAYA TECHNOLOGIES LTD.
By:

Print Name:
Title:

[Signature Page to RSU Award Agreement]

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement. Furthermore, the undersigned declares that undersigned is familiar with the provisions of Section 102 of the Income Tax Ordinance [New version], 1961 the 102 Rules, and the Trust Deed attached hereto. The undersigned undertakes to pay all applicable taxes upon vesting, or settlement of the RSUs, if apply, and/or the Transfer or sale of the Shares subject to the RSUs.

PARTICIPANT

Signature:

Print Name:

Address:

[Signature Page to RSU Award Agreement]